UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2023

CENTERPOINT ENERGY, INC.

(Exact name of registrant as specified in its charter)

Texas	1-31447	74-0694415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1111 Louisiana Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 207-1111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	CNP	The New York Stock Exchange NYSE Chicago

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 21, 2023, CenterPoint Energy, Inc. (the “Company”) entered into a $250 million Term Loan Agreement (the “Term Loan Agreement”) among JPMorgan Chase Bank, N.A., as administrative agent, and the banks party thereto. The Company borrowed the full $250 million at closing and intends to use the proceeds thereof for general corporate purposes. The maturity date for the borrowings under the Term Loan Agreement is September 21, 2023.

Borrowings under the Term Loan Agreement bear interest, at the Company’s option, at a rate equal to either (i) Term SOFR (as defined in the Term Loan Agreement), which includes an adjustment of 0.10% per annum plus a margin of 1.50% or (ii) the Alternate Base Rate (as defined in the Term Loan Agreement), plus a margin of 0.50%. The Term Loan Agreement contains certain covenants, including a covenant that requires the Company not to exceed a ratio of debt (excluding, among other things, transition and system restoration bonds) to consolidated capitalization (excluding, among other things, non-cash reductions to net income) of 65%. The Term Loan Agreement provides a temporary increase of the permitted ratio under this covenant to 70% if the Company or its subsidiaries experiences certain damages from a natural disaster in its service territory and the Company certifies to the administrative agent that the system restoration costs incurred by the Company and its subsidiaries in connection with that natural disaster are reasonably likely to exceed $100 million in a consecutive twelve-month period, all or part of which the Company or one of its subsidiaries intend to seek to recover through securitization financing. Such temporary increase in the financial ratio covenant would be in effect from the date the Company delivers its certification until the earliest to occur of (i) the completion of the securitization financing, (ii) the first anniversary of such certification or (iii) the revocation by the Company of such certification.

Borrowings under the Term Loan Agreement may be voluntarily prepaid without penalty or premium, other than customary breakage costs related to prepayments of loans that bear interest based on Term SOFR. The Term Loan Agreement also provides a mechanism to replace Term SOFR or other then-applicable interest rate benchmark if it is no longer available.

Borrowings under the Term Loan Agreement are subject to acceleration upon the occurrence of events of default that the Company considers customary. The Term Loan Agreement also provides for the payment of customary fees, including administrative agent fees and other fees.

The Term Loan Agreement described above is filed as Exhibit 10.1 to this report and is incorporated by reference herein. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Term Loan Agreement.

Item 1.02 Termination of a Material Definitive Agreement.

On March 23, 2023, the Company delivered an irrevocable notice to JPMorgan Chase Bank, N.A., as administrative agent for the banks party to the Term Loan Agreement, to make an optional prepayment of the full outstanding amount of the Term Loan Agreement, including accrued and unpaid interest through March 24, 2023, with such prepayment made on March 24, 2023. The aggregate amount of the prepayment was approximately $250.1 million. Following the prepayment, the Term Loan Agreement and all obligations thereunder were terminated in its entirety.

JPMorgan Chase Bank, N.A. and its affiliates have performed depository and other banking, investment banking, trust, investment management and advisory services for the Company and its affiliates from time to time for which they have received customary fees and expenses and may, from time to time, engage in transactions with and perform services for the Company and its affiliates in the ordinary course of its business. JPMorgan Chase Bank, N.A. also serves as a lender and administrative agent under other credit agreements of the Company and its affiliates.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

The exhibit listed below is filed herewith. The Term Loan Agreement included as an exhibit is included only to provide information to investors regarding its terms. The Term Loan Agreement listed below may contain representations, warranties and other provisions that were made, among other things, to provide the parties thereto with specified rights and obligations and to allocate risk among them, and such agreement should not be relied upon as constituting or providing any factual disclosures about us, any other persons, any state of affairs or other matters.

(d) Exhibits

Exhibit Number	Description

10.1	$250,000,000 Term Loan Agreement dated as of March 21, 2023 among CenterPoint Energy, Inc. as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the banks party thereto.

104	Cover Page Interactive Date File – the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTERPOINT ENERGY, INC.

Date: March 27, 2023	By:	/s/ Kara Gostenhofer Ryan
Kara Gostenhofer Ryan
Vice President and
Chief Accounting Officer